EXHIBIT 10.26

Marcus & Millichap

PURCHASE AGREEMENT

THIS DOCUMENT IS MORE THAN A RECEIPT FOR MONEY. IT IS INTENDED TO BE A LEGALLY BINDING AGREEMENT. READ IT CAREFULLY.

Marcus & Millichap Real Estate Investment Services of Atlanta ("Agent"), as agent for Golden Flake Snack Foods, Inc. "Seller"), has received from Redwine Property Management, Inc.(a Georgia Corporation) ("Buyer"), the sum of TEN THOUSAND AND NO/100 dollars ($10,000.00) in the form of a check. This sum is a deposit ("Deposit") to be applied to the purchase price of that certain real property (referred to as the "Property") located in the City of Decatur, County of DeKalb, State of Georgia, and more particularly described as follows:

1212 Paul Edwin Drive Decatur, GA 30032

and more particularly described on Exhibit "A" attached hereto and made a part hereof .

TERMS AND CONDITIONS

Seller agrees to sell the Property, and Buyer agrees to purchase the Property, on the following terms and conditions:

1)
PURCHASE PRICE: The purchase price for the Property is TWO HUNDRED FIFTY THOUSAND AND N0/100 dollars ($250,000.00). The Purchase Price, less the amount of the Deposit paid by Buyer, and subject to appropriate adjustments and prorations as hereinafter provided, shall be paid as follows:

2)	DEPOSIT:

Upon execution of the Agreement, Buyer shall deposit the sum of TEN THOUSAND AND NO/100 dollars ($10,000.00) in the form of a check (as referenced above) with:

__xxx__ Marcus & Millichap Real Estate Investment Services of Atlanta ("Agent")

This sum is a deposit ("Deposit") to be credited against the purchase price of the Property at closing or otherwise used as set forth in this Agreement and shall be held in trust in a separate account by Agent.

All notices, demands and instructions with respect to the Deposit must be in writing. In the event that conflicting demands are made or served, the Agent or Holder shall have the absolute right to withhold its performance with respect to the Deposit until it has received written notification satisfactory to the Agent or Holder of an agreement between the parties or by final judgment of the court as to the disposition of the Deposit. All parties to this agreement hereby jointly and severally promise and agree to fully compensate, indemnify and hold Agent or Holder harmless from all liabilities, attorney fees, and other arbitration and litigation costs arising from or related to Agent's or Holder's performance with respect to the Deposit. In the event of conflicting demands, the Agent or Holder may, at its option, institute a suit to determine who is entitled to said Deposit, and the cost of said action, including reasonable attorneys' fees and legal costs incurred by the Agent or Holder, shall be paid out of said Deposit.

3)
TITLE: Buyer shall cause an examination of title to the Property to be made, and a title insurance commitment to be issued by a title company of Buyer's choice (the "Title Company") on the Property. At Buyer's option and expense, Buyer shall cause an accurate survey to be made of the Property by a registered land surveyor of Buyer's choice. Within FIFTEEN (15) calendar days after the Effective Date of this Agreement, Buyer shall deliver a copy of the title commitment to Seller, together with a copy of any survey Buyer shall have prepared, accompanied by a letter to Seller in which Buyer shall either approve in writing any exceptions contained in said title report or specify in writing any exceptions to which Buyer reasonably objects. If Buyer objects to any exceptions, Seller shall, within TEN (10) calendar days after receipt of Buyer's objections, deliver to Buyer written notice that either (i) Seller will, at Seller's expense, attempt to remove the exception(s) to which Buyer has objected before the Closing Date or (ii) Seller is unwilling or unable to eliminate the exception(s). If Seller fails to so notify Buyer or is unwilling or unable to remove any such exception by the Closing Date, Buyer may elect to terminate this Agreement and receive back the entire Deposit, in which event Buyer and Seller shall have no further obligations under this Agreement; or, alternatively, Buyer may elect to purchase the Property subject to such exception(s).

Seller shall convey by general warranty deed to Buyer (or such other person as Buyer may specify) marketable fee simple title subject only to the exceptions approved by Buyer in accordance with this Agreement and shall execute and deposit the above instrument with Buyer's closing attorney within FIVE (5) days of the removal of contingencies. Title shall be insurable by a standard title insurance policy issued by a title insurance company licensed to do business in the State of Georgia.

4)
CLOSING: Closing shall be held on or before THIRTY (30) calendar days from the date this Agreement is agreed to by all parties hereto (the "Closing Date") at a time and place to be determined, and at the time designated by written notice to Buyer and Seller at least five days (5) prior to the Closing Date. At the Closing, Seller shall execute and deliver to Buyer a limited warranty deed subject to those exceptions permitted by this Agreement, and owner's affidavit, a I.R.C. Section 1445 non-foreign affidavit, an affidavit of seller's residence, and a broker's lien affidavit, all in form satisfactory to the Title Company to remove from Buyer's owner's title policy any exceptions for claims for labor and materials, unpaid federal and Georgia taxes arising from the sale, and unpaid real estate broker's commissions, and each party hereto shall execute and deliver such other documents necessary or appropriate to effect and complete the Closing.

Rents, real property taxes, premiums on insurance acceptable to Buyer, interest on any debt being assumed or taken subject to by Buyer, and any other expenses of the Property shall be prorated as of the Closing Date. Security deposits, advance rentals, and the amount of any future lease credits shall be credited to Buyer at Closing. If the State or Local municipality requires payment of an intangible tax at closing, Buyer shall pay any and all associated costs. The amount of any assessment which is a lien and not customarily paid with real property taxes shall be (select one “X”) paid by the Seller.

5)	FINANCING CONTINGENCIES:

5a.	NEW FIRST LOAN
5b.	NEW SECOND LOAN
5c.	SHORTFALL CLAUSE
5d.	PURCHASE SUBJECT TO/ASSUMPTION OF FIRST
5e.	PURCHASE SUBJECT TO/ASSUMPTION OF SECOND
5f.	SELLER CARRIES BACK FIRST
5g.	SELLER CARRIES BACK SECOND
5h.	SELLER CARRIES BACK THIRD
--	ALL INCLUSIVE PROMISSORY NOTE AND DEED OF TRUST
5j.X	NO FINANCING CONTINGENCY--- ALL CASH
5k.	OTHER FINANCING

6)	PEST CONTROL CONTINGENCIES:

6a.	Termite
--	Standard
6c.X	NO PEST CONTROL CONTINGENCY - "AS IS"
6d.	OTHER PEST CONTROL.

7)	INSPECTION CONTINGENCIES:

7a.	BOOKS AND RECORDS
7b.X	PHYSICAL INSPECTION
7c.	STATE AND LOCAL LAWS
--	TENANT FINANCIAL INFORMATION (Leased Properties)
7e.	NO INSPECTION CONTINGENCY - "AS IS"
7f.	OTHER INSPECTION

8)
DEPOSIT INCREASE/NON-REFUNDABLE DEPOSIT: Upon removal of the inspection contingencies set forth in paragraphs   N/A    hereof, Buyer's deposit shall become non-refundable and Buyer shall increase the Deposit to  N/A    dollars ($________).  The Deposit shall be credited to the purchase price at Closing unless otherwise provided herein. Should the Property be made unmarketable by Seller, or acts of God, the Deposit shall be returned to Buyer and the deed shall be returned to Seller.

9)	ESTOPPEL CERTIFICATE CONTINGENCY (Leased Properties): N/A

10)
LEASED PROPERTY PRORATIONS: Rents actually collected (prior to closing) will be prorated as of the Closing Date and rent collected thereafter applied first to rental payments then owed the Buyer and their remainder paid to the Seller. All free rent due any tenant at the close of escrow for rental periods after the closing shall be a credit against the Purchase Price. Other income and expenses shall be prorated as follows: ___***______

11)
PERSONAL PROPERTY: Title to any personal property to be conveyed to Buyer in connection with the sale of the Property shall be conveyed to Buyer by Bill of Sale on the Closing Date free and clear of all encumbrances (except those approved by Buyer as provided above). The price of these items shall be included in the Purchase Price for the Property, and Buyer agrees to accept all such personal property in “as is" condition.

12)
CONDITION OF PROPERTY: It is understood and agreed that the Property is being sold "as is"; that Buyer has, or will have prior to the Closing Date, inspected the Property; and that neither Seller nor Agent makes any representation or warranty as to the physical condition or value of the Property or its suitability for Buyer's intended use.

Buyer’s Initials ________ Seller’s Initials ________

13)
RISK OF LOSS: Risk of loss to the Property shall be borne by Sell until title has been conveyed to Buyer. In the event that the improvements on the Property are destroyed or materially damaged between the Effective Date of this Agreement and the date title is conveyed to Buyer, Buyer shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively, taking such improvements as Seller can deliver. Upon Buyer's physical inspection and approval of the Property, Seller shall maintain the Property through close of escrow in the same condition and repair as approved, reasonable wear and tear excepted.

14)	POSSESSION: Possession of the Property shall be delivered to Buyer on Closing Date.

15)
LIQUIDATED DAMAGES: By placing their initials immediately below, Buyer and Seller agree that it would be Impracticable or extremely difficult to fix actual damages in the event of a default by Buyer, that the amount of Buyer's Deposit hereunder (as same may be increased by the terms hereof) is the parities' reasonable estimate of Seller's damages In the event of Buyer's default, and that upon Buyer's default in its purchase obligations under this agreement, not caused by any breach by Seller, Seller shall be released from its obligations to sell the Property and shall retain Buyer's Deposit (as same may be increased by the terms hereof) as liquidated damages, which shall be Seller's sole and exclusive remedy in law or at equity for Buyer's default.

Buyer’s Initials ________ Seller’s Initials ________

16)
SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC Section 1031. Seller's contemplated exchange shall not impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller's ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

17)
BUYER EXCHANGE: Seller agrees to cooperate should Buyer elect to purchase the Property as part of a like-kind exchange under IRC Section 1031. Buyer's contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Buyer's ability to dispose of its exchange property or effectuate an exchange.  In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

18)	DISCLOSURE OF REAL. ESTATE LICENSURE:

18a.	License disclosure
18b.	License disclosure

AUTHORIZATION: Buyer and Seller authorize Agent to disseminate sales information regarding this transaction, including the purchase price of the Property.

19)	AGENCY DISCLOSURE:

19a.	EXCLUSIVE LISTING
19b.	DUAL AGENCY
19c.	SELLER'S AGENT
19.1)
SELLER’S AGENT:  Marcus & Millichap Real Estate Investment Services of Atlanta is the broker representing the Seller (and the Seller only) in this transaction.  Big City Realty (License #18,866) is the broker representing the Buyer (and the Buyer only),

19d.

20)
OTHER BROKERS: Agent or a broker affiliated with Agent is involved in the disposition of the Property, Agent shall have no liability to Buyer or Seller for the acts or omissions of such other broker, who shall not be deemed to be a subagent of Agent.

21)
LIMITATION OF LIABILITY: Except for gross negligence or willful misconduct, Agent's liability for any breach or negligence in its performance of this Agreement shall be limited to the greater of $50,000 or the amount of compensation actually received by Agent in any transaction hereunder.

22)
SCOPE OF AGENT'S AUTHORITY AND RESPONSIBILITY: Agent shall have no authority to bind either Buyer or Seller to any modification or amendment of this Agreement. Agent shall not be responsible for performing any due diligence or other investigation of the Property on behalf of either Buyer or Seller, or for providing either party with professional advice with respect to any legal, tax, engineering, construction or hazardous materials issues. Except for maintaining the confidentiality of any information regarding Buyer or Seller's financial condition and any future negotiations regarding the terms of this Purchase Agreement, Buyer and Seller agree that their relationship with Agent is at arm's length and is neither confidential nor fiduciary in nature.

23)
BROKER DISCLAIMER: Buyer and Seller acknowledge that, except as otherwise expressly stated herein, Agent has not made any investigation, determination, warranty or representation with respect to any of the following: (a) the financial condition or business prospects of any tenant, or such tenant's intent to continue or renew its tenancy in the Property; (b) the legality of the present or any possible future use of the Property under any federal, state or local law; (c) pending or possible future action by any governmental entity or agency which may affect the Property; (d) the physical condition of the Property, including but not limited to, soil conditions, the structural integrity of the improvements, and the presence or absence of fungi or wood-destroying organisms: (e) the accuracy or completeness of income and expense information and projections, of square footage figures, and of the texts of leases, options, and other agreements affecting the Property; (f) the possibility that lease, options or other documents exist which affect or encumber the Property and which have not been provided or disclosed by Seller; or (g) the presence or location of any hazardous materials on or about the Property, including, but not limited to, asbestos, PCB's, or toxic, hazardous or contaminated substances, and underground storage tanks.

Buyer agrees that investigation and analysis of the foregoing matters is Buyer's sole responsibility and that Buyer shall not hold Agent responsible therefore. Buyer further agrees to reaffirm its acknowledgment of this disclaimer at close of escrow and to confirm that it has relied upon no representations Agent in connection with its acquisition of the Property.

Buyer’s Initials ________ Seller’s Initials ________

24)
OTHER BUYERS:  Buyer understands that Agent represents other buyer who may have an interest in similar, or the same property that Buyer is considering purchasing. Buyer understands, consents and agrees that Agent, at all times before, during and after his representation of Buyer, may also represent other prospective buyers in the purchase of any property offered for sale. Buyer understands, consent and agrees that, regardless of the particular agency relationship between Buyer and Agent, Agent's representation of other buyers does not constitute a breach of any duty to Buyer.

25)	LEAD-BASED PAINT HAZARDS: N/A

26)
MOLD/ALLERGEN ADVISORY AND DISCLOSURE: Buyer is advised of the possible presence within properties of toxic (or otherwise illness-causing) molds, fungi, spores, pollens and/or other botanical substances and/or allergens (e.g. dust, pet dander, insect material; etc.). These substances may be either visible or invisible, may adhere to walls and other accessible and inaccessible surfaces, may be embedded in carpets or other fabrics, may become airborne, and may be mistaken for other household substances and conditions. Exposure carries the potential of possible health consequences. Agent strongly recommends that Buyer contact the State Department of Health Services for further information on this topic.

Buyer is advised to consider engaging the services of an environmental or industrial hygienist (or similar, qualified professional) to inspect and test for the presence of harmful mold, fungi, and botanical allergens and substances as part of Buyer's physical condition inspection of the Property, and Buyer is further advised to obtain from such qualified professionals information regarding the level of health-related risk involved, if any, and the advisability and feasibility of eradication and abatement, if any.

Buyer is expressly cautioned that Agent has no expertise in this area and is, therefore, incapable of conducting any level of inspection of the Property for the possible presence of mold and botanical allergens. Buyer acknowledges that Agent has not made any investigation, determination, warranty or representation with respect to the possible presence of mold or other botanical allergens, and Buyer agrees that the investigation and analysis of the foregoing matters is Buyer's sole responsibility and that Buyer shall not hold Agent responsible therefore.

27)
ARBITRATION OF DISPUTES: If a controversy arises with respect to the subject matter of this Purchase Agreement or the transaction contemplated herein (including but not limited to the parties' rights to the Deposit or the payment of commissions as provided herein), Buyer, Seller and Agent agree that such controversy shall be settled by final, binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators) may be entered in any court having jurisdiction thereof. Arbitration shall have the power to resolve any and all disputes between the parties arising out of this Agreement, including the right and power to enforce the Agreement.

We have read and understand the foregoing and agree to submit disputes arising out of the matters included in the "Arbitration of Disputes" provision to neutral arbitration.

Buyer’s Initials ________ Seller’s Initials ________

28)	SUCCESSORS & ASSIGNS: This Agreement and any addenda thereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto.

29)
ATTORNEYS' FEES: In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, including Agent, the prevailing party shall be entitled to recover its costs, including costs of arbitration, and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

30)	TIME: Time is of the essence of this Agreement.

31)
NOTICES: All notices required or permitted hereunder shall be given to the parties in writing (with a copy to Agent) at their respective addresses as set forth below. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to the next business day.

32)
ADDENDA: Any addendum attached hereto and either signed or initialed by the parties shall be deemed a part hereof. This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either express or implied, except as set forth herein. Any future modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

33)
ACCEPTANCE AND EFFECTIVE DATE: Buyers signature hereon constitutes an offer to Seller to purchase the Property on the terms and conditions set forth herein. Unless acceptance hereof is made by Seller's execution of this Agreement and delivery of a fully executed copy to Buyer, either in person or by mail at the address shown below, on or before 6:00 P.M., July 11, 2014, this offer shall be null and void, the Deposit shall be returned to Buyer, and neither Seller nor Buyer shall have any further rights or obligations hereunder. Delivery shall be effective upon personal delivery to Buyer or Buyer's agent or, if by mail, on the next business day following the date of postmark. The "Effective Date" of this Agreement shall be the later of (a) the date on which Seller executes this Agreement, or (b) the data of or written acceptance (by either Buyer or Seller) of the final counter-offer submitted by the other party.

34)
COUNTERPARTS: Buyer and Seller both acknowledge and agree that a facsimile copy of this Agreement with a party's signature is as legally valid and binding as the original Agreement with an original signature, If Buyer is not an individual but a legal entity, Buyer's representative represents that he/she is authorized on behalf of the legal entity to sign this Agreement. THE PARTIES ARE ADVISED TO CONSULT THEIR RESPECTIVE ATTORNEYS WITH REGARD TO THE LEGAL EFFECT AND VALIDITY OF THIS PURCHASE AGREEMENT. THE PARTIES AGREE THAT THIS AGREEMENT CAN BE SIGNED IN COUNTERPART WITH THE SAME LEGAL FORCE AND EFFECT AS IF NOT SIGNED IN COUNTERPART.

35)	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

36)
OTHER TERMS AND CONDITIONS: In addition to any and all other remedies Buyer may have at law if Seller should default under this contract, Buyer shall also have the right to Specific Performance of this contract.

THE PARTIES ARE ADVISED TO CONSULT THEIR RESPECTIVE ATTORNEYS WITH REGARD TO THE LEGAL EFFECT AND VALIDITY OF THIS PURCHASE AGREEMENT.

The undersigned Buyer hereby offers and agrees to purchase the above-described Property for the price and upon the terms and conditions herein stated.

This offer is made by Buyer to Seller on this 23rd day of JUNE, 2014. The undersigned Buyer hereby acknowledges receipt of an executed copy of this Agreement, including the Agency Disclosure contained in Paragraph 20, above.

BUYER:	Redwine Property Management, Inc.	ADDRESS:	2282 Wender Drive
	By: Charles D. Redwine II, President		Tucker, Georgia 30084

DATE:		TELEPHONE:	770 938 5223

BUYER:		ADDRESS:

DATE:		TELEPHONE:

SELLER'S ACCEPTANCE AND AGREEMENT TO PAY COMMISSION

The undersigned Seller accepts the foregoing offer and agrees to sell the Property to Buyer for the price and on the term end conditions stated herein. Seller acknowledges receipt of an executed copy of this Agreement and authorizes Agent to deliver an executed copy to Buyer.

Seller reaffirms its agreement to pay to Agent a real estate brokerage commission pursuant to the terms of that certain Representation Agreement between Agent and Seller which shall remain in full force and effect. Said commission is payable in full on the Closing Date and shall be paid in cash at closing. Closing Attorney is directed to make such payment to Agent from Seller's proceeds of sale. The provisions of this paragraph may not be amended or modified without the written consent of Agent. Agent is made a party to this Agreement for the purpose of enforcing Agent's rights arising hereunder.

Seller acknowledges and agrees that payment of said commission is not contingent upon the closing of the transaction contemplated by this Agreement, and that, in the event completion of the sale is prevented by default of Seller, then Seller shall immediately be obligated to pay to Agent the entire commission. Seller agrees that in the event completion of the sale is prevented by default of Buyer, then Seller shall be obligated to pay to Agent an amount equal to one half of any damages or other monetary compensation (including liquidated damages) collected from Buyer by suit or otherwise as consequence of Buyer's default, if and when such damages or other monetary compensation are collected; provided, however, that the total amount paid to Agent by Seller shall not in any case exceed the brokerage commission hereinabove forth. Seller acknowledges and agrees that the existence of any direct claim which Agent may have against Buyer in the event of Buyers default shall not alter or in any way limit the obligations of Seller to Agent as set forth herein.
SELLER:	Golden Flake Snack Foods, Inc.	ADDRESS:	One Golden Flake Drive
	By: Randy Bates, EVP		Birmingham, AL 35205

DATE:	6/25/14	TELEPHONE:	205 323-6161

SELLER:		ADDRESS:

DATE:		TELEPHONE:

Agent accepts and agrees to the foregoing.
AGENT:	MARCUS & MILLICHAP REAL ESTATE INVESTMENT SERVICES OF ATLANTA

By:		ADDRESS:	1100 Abernathy Rd NE S
	Michael Fasano		Ste 600 Sandy Springs, GA 30328

NO REPRESENTATION IS MADE BY AGENT AS TO THE LEGAL OR TAX EFFECT OR VALIDITY OF ANY PROVISION OF THIS PURCHASE AGREEMENT. A REAL ESTATE BROKER IS QUALIFIED TO GIVE ADVICE ON REAL ESTATE MATTERS. IF YOU DESIRE LEGAL, FINANCIAL OR TAXADVICE, CONSULT YOUR ATTORNEY, ACCOUNTANT OR TAX ADVISOR.

Exhibit “A”

ADDENDUM #1 TO PURCHASE AGREEMENT BY AND BETWEEN GOLDEN FLAKE SNACK FOODS, INC. (“SELLER”) AND REDWINE PROPERTY MANAGEMENT, INC. (“BUYER”) DATED _______, 2014

1.           The fifth sentence of Section 2 of the Agreement which is captioned “DEPOSIT”, which reads as follows:

“All parties to this agreement hereby jointly and severally promise and agree to fully compensate, indemnify and hold Agent or Holder harmless from all liabilities, attorney fees, and other arbitration and litigation costs arising from or related to Agent's or Holder's performance with respect to the Deposit.”

is hereby deleted in its entirety and the following sentence is substituted in lieu thereof:

Except in the event of Agent’s negligence or willful misconduct, each party to this agreement hereby promises and agrees to fully compensate, indemnify and hold Agent harmless from all liabilities, attorneys’ fees, and other arbitration and litigation costs caused by the acts or omissions of such party and arising from or relating to agent’s performance with respect to the Deposit; provided, however, that the extent of such party’s liability to Agent shall not exceed one-half (1/2) of the amount of Agent’s commission hereunder.

BUYER:

REDWINE PROPERTIES, INC.

By:
Charles D. Redwine II, President

SELLER:

GOLDEN FLAKE SNACK FOODS, INC.

By:
Randy Bates
Its Executive President